Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

VP Finance and Treasurer

St. George, UT 84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: November 12, 2010

SKYWEST COMPLETES EXPRESSJET ACQUISITION

St. George, Utah — SkyWest, Inc. (NASDAQ: SKYW) today announced the completion of its acquisition of ExpressJet Holdings, Inc., the parent company of ExpressJet Airlines, Inc., a regional air carrier which serves more than 130 scheduled destinations in North America and the Caribbean with approximately 1,200 departures per day (“ExpressJet”).  As a result of a merger transaction declared effective earlier today, ExpressJet Holdings, Inc. became a wholly-owned subsidiary of Atlantic Southeast, Airlines, Inc. (“Atlantic Southeast”), which is a wholly-owned subsidiary of SkyWest.

“Our acquisition of ExpressJet represents a significant step in the implementation of our strategic plan” said Bradford R. Rich, SkyWest’s Executive Vice President and Chief Financial Officer.  “We are pleased to welcome ExpressJet’s employees into the SkyWest organization and look forward to capitalizing on the synergies we believe the acquisition presents.”

SkyWest confirmed its intention to combine the operations of ExpressJet and Atlantic Southeast, subject to receipt of necessary regulatory approvals, and utilize Atlantic Southeast’s existing facilities in Atlanta, Georgia as the operating headquarters of the combined company.  SkyWest anticipates that both airlines will continue to operate under separate airline operating certificates until the regulatory process can be completed for combining the airlines under a single operating certificate.  Pending receipt of that single operating certificate, Atlantic Southeast intends to transition certain existing ExpressJet support functions to Atlantic Southeast and SkyWest.  SkyWest believes that ExpressJet employees and passengers will benefit from the merger by building greater efficiencies of scale and capitalizing on growth opportunities.

“With the completion of the acquisition, Atlantic Southeast and ExpressJet personnel have commenced the process of integrating their respective operations to ensure a smooth transition designed to deliver immediate value for customers and shareholders” said Rich.  “We believe the combined operations of Atlantic Southeast and ExpressJet, together with the operations conducted by SkyWest Airlines, Inc. (“SkyWest Airlines”), position us to offer an exceptional product to our passengers and major partners, provide growth opportunities for our employees and create additional value for our shareholders.”

ABOUT SKYWEST

SkyWest conducts its operations through two wholly-owned subsidiaries, Atlantic Southeast, based in Atlanta, Georgia, and SkyWest Airlines, based in St. George, Utah.  Atlantic Southeast operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines (“Delta”) and as a United Express carrier under a contractual agreement with United Air Lines (“United”).  ExpressJet, which, as a result of the merger described above, is now a wholly-owned subsidiary of Atlantic Southeast, operates as a Continental Express carrier under a contractual agreement with Continental Air Lines, Inc. (“Continental”) and as a United Express carrier under a contractual agreement with United.  SkyWest Airlines operates as a United Express carrier and a Delta Connection carrier under contractual agreements with United and Delta, respectively.  SkyWest Airlines also has a marketing agreement with AirTran Airways, Inc.  System-wide, SkyWest operates approximately 700 regional aircraft, primarily regional jets, with approximately 4,000 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the combination of the companies, as well as the future operating and financial results of SkyWest, Atlantic Southeast and ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the risk that the operations of Atlantic Southeast and ExpressJet will not be integrated successfully, or the integration may require more time and/or resources than SkyWest currently anticipates; the parties’ ability to obtain regulatory approvals necessary to implement Atlantic Southeast’s intended business strategy; the ability of the combined company to realize potential synergies and other anticipated financial impacts of the proposed transaction; as well as the future financial and operating results of the combined company.

Actual operational and financial results of SkyWest, Atlantic Southeast and ExpressJet will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, Atlantic Southeast and ExpressJet and their major partners regarding their contractual relationships; the financial stability of those major partners regarding any impact on the contracts that SkyWest, Atlantic Southeast or ExpressJet operates under in their behalf; the resolution of current litigation with a major airline partner of SkyWest and Atlantic Southeast; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, entitled “Risk Factors.”

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